FIRST AMENDMENT TO THE
HOUSTON WIRE & CABLE COMPANY
2006 STOCK PLAN

WHEREAS, Houston Wire & Cable Company, a Delaware corporation (the “Company”), maintains the Houston Wire & Cable Company 2006 Stock Plan (the “Plan”); and

WHEREAS, the Company has reserved the authority to amend the Plan and now deems it appropriate to do so.

NOW THEREFORE, the Plan is hereby amended, effective as of May 9, 2011, as follows:

1.	The definition of “Award” set forth in Section 2.1 of the Plan is amended to read as follows:

2.1	“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, a Stock Award or a Stock Unit.

2.	The definition of “Award Agreement” set forth in Section 2.2 of the Plan is amended to read as follows:

2.2	“Award Agreement” means, as applicable, a Stock Option Agreement, a Stock Award Agreement or a Stock Unit Agreement evidencing an Award granted under the Plan.

3.	The definition of “Subsidiary” set forth in Section 2.18 is renumbered to be Section 2.19, and a new definition is inserted as Section 2.18, as follows:

2.18	“Stock Unit” means a right to receive shares of Common Stock or cash under Section 7 of the Plan.”

4.	Section 4.2(c) is amended to read as follows:

(c)           The maximum number of shares of Common Stock that may be used for Stock Awards or Stock Units is 1,800,000.

5.	Sections 7 through 14 are renumbered to become Sections 8 through 15, and a new Section 7 is inserted, as follows:

Section7.	Stock Units.

7.1	Grant.

The Board may, in its discretion, grant Stock Units to any Participant.  Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event, as provided in the Stock Unit Agreement.

7.2	Stock Unit Agreement.

Each grant of Stock Units to a Participant under this Section 7 shall be evidenced by a Stock Unit Agreement, which shall specify the restrictions, if any, terms and conditions established by the Board in its sole discretion, not inconsistent with the Plan and the following provisions:

(a)           The restrictions to which the Stock Units awarded hereunder may be subject shall lapse as set forth in the Stock Unit Agreement; provided that the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Units held by a Participant in the event of a such Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(b)           The Committee may, in its discretion, establish as restrictions on the Stock Units performance goals that qualify the Stock Units as “performance-based compensation” within the meaning of Code Section 162(m).  Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity; (ii) earnings or earnings per share; (iii) Common Stock price; (iv) return on assets; (v) return on investment; (vi) cash flow; (vii) net income; (viii) expense management; or (ix) revenue growth.  Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee.  In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Committee.  With respect to each performance period, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals.  Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Stock Unit Agreement.

(c)           Except as provided in this subsection (c), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock.  A Stock Unit Agreement may provide that, until the Stock Units are settled in shares of Common Stock or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Stock, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock.  Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (i) if such Stock Unit Award is subject to performance-based restrictions, HWC shall accumulate and hold such amounts and (ii) in the case of all other such Stock Unit Awards, the Committee shall have the discretion to cause HWC to accumulate and hold such amounts.  In either such case, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject, and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(d)           Upon settlement of Stock Units in Common Stock, HWC shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled.  Notwithstanding the foregoing, HWC, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non–certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of HWC’s transfer agent; provided, however, that upon the written request of the Participant, HWC shall issue, in the name of the Participant, stock certificates representing such shares.

6.
The references in Sections 2.4 and 8.1 (as renumbered hereby) to “Section 7.2” are amended to refer to Section 8.2, and the reference in Section 15.2 (as renumbered hereby) to “Section 14.1” is amended to refer to Section 15.1.

IN WITNESS WHEREOF, this First Amendment has been executed on this 9th day of May, 2011.

HOUSTON WIRE & CABLE COMPANY

By:	/s/ Nicol G. Graham
Nicol G. Graham Chief Financial Officer, Treasurer and Secretary